CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Citizens Communications Company (formerly Citizens Utilities) Form 8-K filed on March 29, 2001 of our report dated May 19, 2000, on the special purpose statements of selected assets, liabilities and parent's equity of Qwest Communications International Inc.'s (formerly U S WEST, Inc.) selected Qwest Exchanges (formerly selected U S WEST Exchanges) as of December 31, 1999 and 1998 and the related statements of revenues and expenses and cash flows for each of the three years in the period ended December 31, 1999 included herein and to all references to our Firm included in this Registration Statement.



Arthur Andersen LLP

Denver, Colorado,
   March 29, 2001